SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 4)*

ENPRO INDUSTRIES, INC
___________________________________________________________
(Name of Issuer)

COMMON STOCK
___________________________________________________________
(Title of Class of Securities)

29355X107

______________________________

(CUSIP Number)

December 31, 2008

___________________________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[X]     Rule 13d – 1(b)
[ ]     Rule 13d – 1(c)
[ ]     Rule 13d – 1(d)

*     The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No 29355X107	13G	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America Corporation 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	1,108,587
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	1,084,028
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,108,587
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.51%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 29355X107	13G	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corporation 56-1857749
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	1,108,495
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	1,083,936
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,108,495
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.47%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 29355X107	13G	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BAC North America Holding Company 36-3737560
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	857,573
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	833,014
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 857,573
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.23%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 29355X107	13G	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BANA Holding Corporation 36-2685437
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	857,573
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	833,014
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 857,573
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.23%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 29355X107	13G	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America, NA 94-1687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	443,438
	6 SHARED VOTING POWER	414,135
	7 SOLE DISPOSITIVE POWER	435,538
	8 SHARED DISPOSITIVE POWER	397,476
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 857,573
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.23%
12	TYPE OF REPORTING PERSON (See Instructions) BK

CUSIP No 29355X107	13G	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Group, LLC 94-1687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	378,714
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	389,076
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 389,076
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.92%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No 29355X107	13G	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Advisors, LLC 94-1687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	373,314
	6 SHARED VOTING POWER	5,400
	7 SOLE DISPOSITIVE POWER	381,136
	8 SHARED DISPOSITIVE POWER	7,940
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 389,076
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.92%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No 29355X107	13G	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities Holdings Corporation 56-2103478
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	250,922
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	250,922
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,922
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.24%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 29355X107	13G	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities LLC 56-2058405
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	250,922
	6 SHARED VOTING POWER	0
	7 SOLE DISPOSITIVE POWER	250,922
	8 SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,922
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.24%
12	TYPE OF REPORTING PERSON (See Instructions) BD

CUSIP No 29355X107	13G	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services, Inc. 52-2082247
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	92
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	92
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No 29355X107	13G	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services (Cayman), Inc. 98-0186458
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	92
	6 SHARED VOTING POWER	0
	7 SOLE DISPOSITIVE POWER	92
	8 SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No 29355X107	13G	Page 13 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Investment Advisors, Inc. 56-2058405
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	35,361
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,361
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .17%
12	TYPE OF REPORTING PERSON (See Instructions) IA

Item 1(a).     Name of Issuer:

EnPro Industries, Inc

Item 1(b).     Address of Issuer’s Principal Executive Offices:

5605 Carnegie Blvd, Suite 500

Charlotte, NC 28209

Item 2(a).     Name of Person Filing:

Bank of America Corporation
NB Holdings Corporation
BAC North America Holding Company
BANA Holding Corporation
Bank of America, N.A.
Columbia Management Group, LLC
Columbia Management Advisors, LLC
Banc of America Securities Holdings Corporation
Banc of America Securities LLC
NMS Services Inc
NMS Services (Cayman) Inc
Banc of America Investment Advisors, Inc.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

Each Reporting Person has its or his principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2(c).     Citizenship:

Bank of America Corporation	Delaware
NB Holdings Corporation	Delaware
BAC North America Holding Company	Delaware
BANA Holding Corporation	Delaware
Bank of America, N.A.	United States
Columbia Management Group, LLC	Delaware
Columbia Management Advisors, LLC	Delaware
Banc of America Securities Holdings Corporation	Delaware
Banc of America Securities LLC	Delaware
NMS Services Inc	Delaware
NMS Services (Cayman) Inc	Cayman Islands
Banc of America Investment Advisors, Inc.	Delaware

Item 2(d).     Title of Class of Securities:

Common Stock

Item 2(e).     CUSIP Number:

29355X107

Item 3.          If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c),

Check Whether the Person Filing is a:

(a)	[ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ] Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	[X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.          Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.          Ownership of 5 Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.          Ownership or More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.          Identification and Classification of the Subsidiary Which Acquired the

Security Being Reported on by the Parent Holding Company or Control
Person:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8.          Identification and Classification of Members of the Group:

Not Applicable.

Item 9.          Notice of Dissolution of Group:

Not Applicable.

Item 10.     Certification:

By signing below each of the undersigned certifies that, to the best of such undersigned’s knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     February 12, 2009

Bank of America Corporation

NB Holdings Corporation

BAC North America Holding Company

BANA Holding Corporation

Bank of America, N.A.

By:      /s/ Charles F. Bowman
     _____________________

Charles F. Bowman
Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Michael A. Jones
     _____________________

Michael A. Jones

President

Bank of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________

Robert Qutub

President

Bank of America Securities LLC
NMS Services Inc
NMS Services (Cayman) Inc

By:      /s/ Matthew Smith
     _____________________

Matthew Smith
Managing Director

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
     __________________

Daniel S. McNamara

President

Exhibit 99.1

EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13G with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated:     February 12, 2009

Bank of America Corporation

NB Holdings Corporation

BAC North America Holding Company

BANA Holding Corporation

Bank of America, N.A.

By:      /s/ Charles F. Bowman
     _____________________

Charles F. Bowman
Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Michael A. Jones
     _____________________

Michael A. Jones

President

Bank of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________

Robert Qutub

President

Bank of America Securities LLC
NMS Services Inc
NMS Services (Cayman) Inc

By:      /s/ Matthew Smith
     _____________________

Matthew Smith

   Managing Director

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
     __________________

Daniel S. McNamara

President